Exhibit (a)(1)(M)

Corporate Contact:
Andreas Michalopoulos
Chief Executive Officer, Director and Secretary
Telephone: +30-216-600-2400
Email: amichalopoulos@pshipping.com
Website: www.pshipping.com
For Immediate Release
Investor and Media Relations:
Edward Nebb
Comm-Counsellors, LLC
Telephone: + 1-203-972-8350
Email: enebb@optonline.net

PERFORMANCE SHIPPING INC. ANNOUNCES THE FINAL RESULTS
OF ITS OFFER TO EXCHANGE UP TO 4,066,181 COMMON SHARES FOR SHARES OF SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK

ATHENS, GREECE, February 4, 2022 - Performance Shipping Inc. (NASDAQ: PSHG), (the “Company”), a global shipping company specializing in the ownership of tanker vessels, announced today the final results of its previously announced offer to exchange up to 4,066,181 of its currently issued and outstanding common shares, par value $0.01 per share (the “Common Shares”), for newly issued shares of the Company’s Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each Common Share (the “Exchange Offer”). The Exchange Offer expired at 5:00 p.m., New York City time, on Thursday, January 27, 2022, and the Company announced preliminary results of the Exchange Offer on January 28, 2022.

Based on the final count by Computershare Trust Company, N.A., the exchange agent for the Exchange Offer, a total of 2,834,612 Common Shares were validly tendered and accepted for exchange in the Exchange Offer, which will result in the issuance of 793,657 Series B Preferred Shares. Issuance of the Series B Preferred Shares for Common Shares will be made promptly.

If shareholders have any questions, please call the Company’s information agent, Georgeson LLC, by telephone, toll-free at (800) 676-0098.

About the Company

Performance Shipping Inc. is a global provider of shipping transportation services through its ownership of Aframax tankers. The Company’s current fleet is employed on spot voyages, time charters, and through pool arrangements.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the consummation of this Exchange Offer described in this press release, the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand for our vessels, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, dry-docking and insurance costs, our future operating or financial results, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or events, including “trade wars”, acts by terrorists or acts of piracy on ocean-going vessels, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors. Please see our filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.